Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

ANNIE’S, INC.

at

$46.00 Net Per Share

by

SANDY ACQUISITION CORPORATION

a wholly owned subsidiary

of

GENERAL MILLS, INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY, MONDAY, OCTOBER 20, 2014, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the offer to purchase dated September 22, 2014 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the related letter of transmittal (as it may be amended or supplemented from time to time the “Letter of Transmittal”, and together with the Offer to Purchase, the “Offer”) in connection with the tender offer by Sandy Acquisition Corporation (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of General Mills, Inc., a Delaware corporation (“General Mills”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Annie’s, Inc. (“Annie’s”), a Delaware corporation, at a purchase price of $46.00 per Share, in cash, net to the seller, without interest and subject to any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal enclosed herewith. Also enclosed is a letter to stockholders of Annie’s from John M. Foraker, Chief Executive Officer of Annie’s, accompanied by Annie’s Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1. The Offer Price is $46.00 per Share, in cash, net to you, without interest and subject to any required withholding taxes.

2. The Offer is being made for all of the outstanding Shares.

3. The Offer is being made pursuant to an Agreement and Plan of Merger dated as of September 8, 2014 (as it may be amended or supplemented from time to time, the “Merger Agreement”) by and among Annie’s, General Mills and Purchaser. The Merger Agreement provides, among other things, that after the successful completion of the Offer and subject to specified conditions, Purchaser will merge with and into Annie’s (the “Merger”), with Annie’s continuing as the surviving corporation and a wholly owned subsidiary of General Mills.

4. The Annie’s board of directors has (a) unanimously approved and declared fair and advisable the Merger Agreement and the transactions contemplated thereby, (b) declared that it is in the best interests of Annie’s and the stockholders of Annie’s that Annie’s enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement, (c) resolved that, unless Purchaser has elected pursuant to and in accordance with the Merger Agreement to pursue consummation of the Merger without completion of the Offer, the Merger shall be effected under Section 251(h) of the Delaware General Corporation Law and that the Merger shall be consummated as soon as practicable following the acceptance for payment by Purchaser of Shares tendered in the Offer, and (d) recommended to the stockholders of Annie’s that they accept the Offer and tender their Shares pursuant to the Offer.

5. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, at the end of the day on Monday, October 20, 2014, unless the Offer is extended by the Purchaser (as extended, the “Expiration Date”).

6. The Offer is conditioned upon, among other things:

•	there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares which would represent at least a majority of the issued and outstanding Shares (not including any Shares tendered pursuant to guaranteed delivery procedures that are not actually delivered prior to the expiration of the Offer);

•	the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated; and

•	no court of the United States or any state thereof shall have issued any order, decision, judgment, writ, injunction, decree, award or other determination that enjoins or otherwise prohibits the consummation of the Offer or the Merger.

Other conditions of the Offer are described in the Offer to Purchase. See Section 13 “Conditions of the Offer” of the Offer to Purchase. See also Section 15 “Certain Legal Matters” of the Offer to Purchase. Consummation of the Offer is not conditioned on Purchaser or General Mills obtaining financing.

7. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 9 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instructions Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

ANNIE’S, INC.

at

$46.00 Net Per Share

by

SANDY ACQUISITION CORPORATION

a wholly owned subsidiary of

GENERAL MILLS, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase dated September 22, 2014 (as it may be amended or supplemented, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented, the “Letter of Transmittal”), in connection with the tender offer by Sandy Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of General Mills, Inc., a Delaware corporation, to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Annie’s, Inc., a Delaware corporation, at a purchase price of $46.00 per Share, in cash, net to the seller, without interest and subject to any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered:	Shares*

Account Number:

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery

SIGN HERE

Signature(s)

Dated , 2014	Name(s)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.